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                                                                     EXHIBIT 8.1


                            [SHAW PITTMAN LETTERHEAD]


                                January 11, 2001


Apartment Investment and Management Company
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado 80222

Ladies and Gentlemen:


     We have acted as counsel for Apartment Investment and Management Company, a Maryland corporation qualified for federal tax purposes as a real estate investment trust (the "Company"), in connection with the issuance pursuant to a Registration Statement on Form S-4 (File No. 333-51154) (together with all amendments thereto, the "Registration Statement") of (i) an aggregate of up to 2,415,040 shares of Class A common stock, par value $.01 per share, and an aggregate of up to 4,000,000 shares of Class P Convertible Cumulative preferred stock, par value $.01 per share (the "Class P Stock"), of the Company pursuant to an Agreement and Plan of Merger, dated as of November 29, 2000, by and among the Company, AIMCO Properties, L.P. (the Company's operating partnership), AIMCO/OTEF, LLC (a subsidiary of the Company's operating partnership), and Oxford Tax Exempt Fund II Limited Partnership, a publicly traded Maryland limited partnership ("OTEF"), pursuant to which AIMCO/OTEF, LLC will be merged with and into OTEF, with OTEF as the surviving entity, and (ii) an aggregate of up to 1,785,715 shares of Class A common stock, par value $.01 per share, which may be issued from time to time upon conversion of the Company's Class P Stock.

     We have reviewed the factual statements made in the Registration Statement and made such inquiry relevant to the accuracy and completeness of such statements as we deem appropriate under the circumstances. We are relying on such factual statements in rendering the opinion expressed below.

     We confirm that the discussion contained in the Registration Statement under the captions "Summary -- U.S. Federal Income Tax Consequences of the Merger" and "Special Factors Regarding the Merger -- U.S. Federal Income Tax Consequences of the Merger" constitutes our opinion with respect to the matters thereto as of the date hereof. In rendering this opinion, we expressly incorporate the statements set forth in the "Summary -- U.S. Federal Income Tax Consequences of the Merger" and "Special Factors Regarding the Merger -- U.S. Federal Income Tax Consequences of the Merger" sections of the Registration Statement, and we



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expressly incorporate the limitations on the matters covered by those sections that are set forth therein.

     The opinion expressed above is limited to the federal tax laws of the United States of America and is based upon existing provisions of the U.S. Internal Revenue Code, the Treasury regulations thereunder, and reported interpretations thereof by the Internal Revenue Service or the courts in effect as of the date hereof, all of which are subject to change, potentially retroactively.

     We are furnishing this opinion to you solely in connection with the Registration Statement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus/information statement that constitutes a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                       Very truly yours,

                                       /s/ Shaw Pittman

                                       Shaw Pittman